CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: August 1, 2008

CITIZENS COMMUNITY BANCORP TO OPEN IN-STORE BRANCH IN WINONA, MINN.,  WAL-MART SUPERCENTER

EAU CLAIRE, Wis.—August 1— Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced that it has signed a letter of intent with Wal-Mart to open a new branch inside the Wal-Mart Supercenter in Winona, Minn. The branch—located at 955 Frontenac Drive in Winona—is scheduled to open on November 3, 2008.

Said Tim Cruciani, executive vice president of Citizens Community Bancorp, Inc., “We are very excited about the opening of our new branch in the Winona Wal-Mart Supercenter.  This new branch will provide our Winona customers with superior service in a convenient location. Our continued expansion into Wal-Mart Supercenters across Minnesota and Wisconsin provides us with excellent potential to attract new core deposits.”

Winona marks the Company’s eleventh planned branch opening—four of which have been completed—inside Wal-Mart Supercenters across Minnesota and Wisconsin.

Financial Supermarkets, Inc., the company that represents Wal-Mart in licensing the retail in-store banking concept to financial institutions such as Citizens Community Federal, stated that it is excited about the new Citizens in-store branch in Winona.

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wis., is the holding company for Citizens Community Federal, a federal savings association operating 14 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the

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Citizens Community Bancorp, Inc.
August 1, 2008

impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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